CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260812 on Form S-6 of our report dated January 7, 2022, relating to the financial statements of FT 9829, comprising Target Dvd. Blend 1Q '22 - Term 4/6/23 (Target Dividend Blend Portfolio, 1st Quarter 2022 Series) and Target High Quality Dvd. 1Q '22 - Term 4/6/23 (Target High Quality Dividend Portfolio, 1st Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 7, 2022